Exhibit 99.1

Feb. 25, 2015 12:48 UTC

Popeyes Louisiana Kitchen, Inc. Reports Fiscal 2014 Earnings Results;

Provides Fiscal 2015 Guidance and Update on its Long-term Guidance

ATLANTA—(BUSINESS WIRE)— Popeyes Louisiana Kitchen, Inc. (NASDAQ: PLKI), the franchisor and operator of Popeyes® restaurants, today reported results for fiscal 2014 which ended December 28, 2014. The Company also provided guidance for fiscal 2015 and an update on its long-term guidance.

Popeyes Chief Executive Officer Cheryl Bachelder commented, “I want to take the opportunity to publicly thank our franchise owners, our restaurant teams, and our support center and field employees for the outstanding performance they achieved in 2014. Their efforts delivered industry leading global same-store sales growth of 6.2% and the opening of 201 new Popeyes restaurants. Looking ahead, our growth plans for 2015 remain strong, as evidenced by our guidance. Beyond 2015, we envision two investment areas that are intended to accelerate our unit economics and unit expansion—human capital and international. We believe these investments will yield excellent returns to our shareholders.”

Fiscal 2014 Highlights

Earnings:

•	Reported net income was $38.0 million, or $1.60 per diluted share.

•	Adjusted earnings per diluted share were $1.65, compared to $1.43 in 2013, an increase of approximately 15%, consistent with previous guidance.

Same-store Sales:

•	Global same-store sales increased 6.2% in 2014, compared to a 3.7% increase last year, for a two-year growth of 9.9%.

¡	Domestic same-store sales increased 6.3%, compared to 3.6% last year, the sixth consecutive year of positive same-store sales growth.

¡	International same-store sales increased 5.1%, compared to 4.7% last year, the eighth consecutive year of positive same-store sales growth.

•	Popeyes domestic same-store sales have outpaced the chicken-QSR and the entire QSR categories for six consecutive years according to independent data.

•	Popeyes market share of the domestic chicken-QSR segment reached 23.2% for 2014, an increase from 20.8% in 2013.

Openings:

•	The Popeyes system opened 201 restaurants, which included 121 domestic and 80 international restaurants, compared to 194 total openings in the prior year.

¡	Included in domestic openings in 2014 were 13 company-operated restaurants.

•	Net restaurant openings were 148, compared to 126 net restaurant openings last year.

Other:

•	Global system-wide sales increased 12.3%, for two year growth of over 20%.

•	Total revenues increased approximately 14% to $235.6 million in 2014, from $206.0 million in 2013.

¡	Total revenues in 2013 included approximately $5.5 million in one-time, non-recurring franchise fees associated with the conversion and franchising of restaurant properties acquired in Minnesota and California in 2012.

•	Company-operated restaurant operating profit was $18.4 million, or 18.9% of sales, compared to $14.7 million, or 18.7% of sales in 2013.

•	Operating EBITDA was $74.7 million, or 31.7% of total revenues, compared to $65.2 million, or 31.7% of total revenues in 2013, a 15% increase.

•	Free cash flow was $48.0 million, compared to $42.5 million in 2013.

•	The Company repurchased 891,931 shares of its common stock for approximately $40.0 million.

•	The Company purchased the recipes and formulas it uses in the preparation of many of its core menu items for $43.0 million from Diversified Foods and Seasonings, L.L.C.

Fourth Quarter 2014 Highlights:

•	Reported net income was $8.8 million, or $0.37 per diluted share.

•	Adjusted earnings per diluted share were $0.38 compared to $0.30 in the fourth quarter of 2013.

•	Global same store sales increased 9.8%.

¡	Domestic same-store sales increased 10.7%, compared to 0.3% in the fourth quarter of 2013.

¡	International same-store sales increased 4.0%, compared to 4.2% in the fourth quarter of 2013.

¡	Popeyes domestic same-store sales have outpaced the chicken-QSR category for 27 consecutive quarters and the entire QSR category for 13 consecutive quarters according to independent data.

•	The Popeyes system opened 78 new restaurants compared to 71 new restaurants in the fourth quarter of 2013.

Fiscal 2015 Guidance

Globally, in 2015, the Company expects:

•	Same-store sales growth in the range of 3.5% to 4.5%.

•	New restaurant openings in the range of 200 to 225, including approximately 85 to 95 internationally. Net restaurant openings are expected to be in the range of 115 to 150, for a net unit growth rate of approximately 5% to 6%. During 2015, the Company expects to open three to five new company-operated restaurants.

•	General and administrative expenses are expected to be approximately 2.9% of system-wide sales, maintaining an investment rate that supports long-term growth.

•	Capital expenditures for the year are expected to be $15 to $20 million, including approximately $12.5 million for company-operated restaurant development.

•	Adjusted earnings per diluted share in the range of $1.83 – $1.88, reflecting growth of approximately 11% to 14%.

•	In 2015, the Company expects to repurchase $40 to $50 million in outstanding shares, compared to $40 million in 2014.

•	The Company’s effective income tax rate in 2015 is expected to be approximately 38%, compared to 38.5% in 2014.

Long-Term Guidance

Over the course of the upcoming five years, the Company believes the execution of its Strategic Roadmap will deliver the following results on an average annualized basis:

•	Same-store sales growth of 2% to 4%, an increase from previous guidance of 1% to 3%.

•	Net unit growth of 5% to 7%, an increase from previous guidance of 4% to 6%.

•	Earnings per diluted share growth of 13% to 15%.

Popeyes Business Strategy — Update on its Long-term View

In 2008, the Company’s strategic roadmap was launched with four organizing pillars to its strategy which are used to set priorities and allocate resources. These pillars are:

•	Build a Distinctive Brand

•	Create Memorable Experiences

•	Grow Restaurant Profits

•	Accelerate Quality Restaurant Openings

“Our consistent execution against these four pillars has delivered strong, sustainable results over the last seven years. We believe our decision to invest in the business in 2008-09 when others were retrenching set Popeyes on a course to outperform its competitors. We will continue to execute against these core strategies as we evaluate future strategic investments in the areas of human capital and international expansion,” continued Cheryl Bachelder.

Human capital investments will reside in a new fifth pillar to our roadmap entitled—Develop Servant Leaders. This pillar will focus on providing top tier support to our restaurants while growing the capabilities of restaurant leaders throughout our global system. Our goal is to create a culture of servant leadership to improve employee engagement, and, in turn, provide a guest experience as legendary as our food.

We will also make additional international investments to accelerate our unit growth. Our primary focus will be the traditional franchising model, supported with an investment in brand-building media to create strong Popeyes brand awareness and trial. This media investment has proved to deliver strong results and returns. We will also consider direct capital investments where opportunities exist to jump-start new international markets and to unlock new unit growth, as we have done previously in the U.S. markets of Indianapolis and Charlotte.

Additionally, we will continue to make select, strategic investments in domestic company-operated restaurants to lead the system on matters such as real estate selection, store design and layout, and people practices.

When these investments are thoroughly planned and validated, we will provide updated long-term guidance to reflect their impact on growth and shareholder returns.

“After funding our strategic initiatives, we expect to return excess operating cash flow to our shareholders. We also have the opportunity to adjust our capital structure and take greater advantage of our borrowing capacity to first fuel our strategic growth opportunities and then to opportunistically repurchase shares of our common stock. We envision moving our consolidated total leverage ratio from the current 1.4 to a range of 2.5-3.5 over the course of the next two to three years,” commented Chief Financial Officer, Will Matt.

On February 20, 2015, the Company’s Board of Directors approved a multi-year share repurchase authorization of a total of $100 million.

Conference Call

The Company will host a conference call and Internet webcast with the investment community at 9:00 A.M. Eastern Time on February 26, 2015, to review the results of fiscal year 2014 and to discuss 2015 and long-term guidance. To access the Company’s webcast, go to www.plki.com, select “Webcasts & Presentations” and then select Popeyes Louisiana Kitchen, Inc. “Fourth Quarter 2014 Earnings Conference Call.” A replay of the conference call will be available for 90 days at the Company’s website or through a dial-in number for a limited time following the call.

Corporate Profile

Popeyes Louisiana Kitchen, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken concept based on number of units. As of December 28, 2014, Popeyes had 2,379 operating restaurants in the United States, Guam, Puerto Rico, the Cayman Islands and 26 foreign countries. The Company’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. Popeyes Louisiana Kitchen, Inc. can be found at www.popeyes.com.

Popeyes Louisiana Kitchen, Inc. Consolidated Balance Sheets As of December 28, 2014, and December 29, 2013 (In millions, except share data)
	2014	2013
Current assets:
Cash and cash equivalents	$8.4	$9.6
Accounts and current notes receivable, net	8.6	8.9
Other current assets	7.4	9.8
Advertising cooperative assets, restricted	32.4	27.8

Total current assets	56.8	56.1

Long-term assets:
Property and equipment, net	95.7	77.6

Goodwill	11.1	11.1
Trademarks and other intangible assets, net	94.7	53.4
Other long-term assets, net	2.0	2.3

Total long-term assets	203.5	144.4

Total assets	$260.3	$200.5

Current liabilities:
Accounts payable	$7.4	$8.5
Other current liabilities	12.4	8.1
Current debt maturities	0.3	0.3
Advertising cooperative liabilities	32.4	27.8

Total current liabilities	52.5	44.7

Long-term liabilities:
Long-term debt	109.6	66.9
Deferred credits and other long-term liabilities	32.4	30.1

Total long-term liabilities	142.0	97.0

Commitments and contingencies
Shareholders’ equity:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; 23,143,609 and 23,784,041 shares issued and outstanding at the end of fiscal years 2014 and 2013, respectively)	0.2	0.2
Capital in excess of par value	46.4	77.9
Retained earnings (deficit)	19.3	(18.7)
Accumulated other comprehensive loss	(0.1)	(0.6)
Total shareholders’ equity	65.8	58.8

Total liabilities and shareholders’ equity	$260.3	$200.5

Popeyes Louisiana Kitchen, Inc. Consolidated Statements of Operations (In millions, except per share data)
	12 Weeks Ended		Year Ended
	12/28/14	12/29/13	12/28/14	12/29/13
Revenues:	(unaudited)	(unaudited)
Sales by company-operated restaurants	$23.0	$18.6	$97.2	$78.7
Franchise royalties and fees	31.6	28.4	131.3	121.9
Rent from franchised restaurants	2.3	1.4	7.1	5.4

Total revenues	56.9	48.4	235.6	206.0

Expenses:
Restaurant food, beverages and packaging	7.6	6.1	32.0	26.1
Restaurant employee, occupancy and other expenses	11.6	9.1	46.8	37.9
General and administrative expenses	20.0	18.4	78.9	73.4
Occupancy expenses—franchise restaurants	0.9	0.8	3.2	3.4
Depreciation and amortization	2.0	1.8	8.7	6.7
Other expenses (income), net	(0.5)	0.1	1.2	0.3

Total expenses	41.6	36.3	170.8	147.8

Operating profit	15.3	12.1	64.8	58.2
Interest expense, net	0.6	0.9	3.0	3.7

Income before income taxes	14.7	11.2	61.8	54.5
Income tax expense	5.9	4.2	23.8	20.4

Net income	8.8	7.0	38.0	34.1

Earnings per common share, basic:	$0.38	$0.30	$1.63	$1.44

Earnings per common share, diluted:	$0.37	$0.29	$1.60	$1.41

Weighted-average shares outstanding:
Basic	23.0	23.5	23.3	23.6
Diluted	23.5	24.0	23.8	24.1

Popeyes Louisiana Kitchen, Inc. Consolidated Statements of Cash Flows For Fiscal Years 2014 and 2013 (In millions)
	2014	2013
Cash flows provided by (used in) operating activities:
Net income	$38.0	$34.1
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	8.7	6.7

Disposals of property and equipment	0.2	0.4
Net gain on sale of assets	(1.0)	(0.1)
Deferred income taxes	2.4	4.5
Non-cash interest expense, net	1.0	0.8
Provision for credit recoveries	—	(0.7)
Excess tax benefit from share-based payment arrangements	(2.6)	(3.4)
Stock-based compensation expense	5.3	5.4
Change in operating assets and liabilities:
Accounts receivable	0.4	(1.6)
Other operating assets	4.9	(2.3)
Accounts payable and other operating liabilities	2.3	0.5

Net cash provided by operating activities	59.6	44.3

Cash flows provided by (used in) investing activities:
Capital expenditures	(27.8)	(32.8)
Proceeds from dispositions of property and equipment	1.3	0.6
Capitalized interest	—	(0.2)
Investment in indefinite lived assets	(41.8)	—

Net cash used in investing activities	(68.3)	(32.4)

Cash flows provided by (used in) financing activities:
Principal payments — 2010 credit facility (revolver)	—	(37.0)
Principal payments — 2010 credit facility (term loan)	—	(31.3)
Borrowings under 2013 credit facility (revolver)	43.0	63.0
Borrowings under 2010 revolving credit facility	—	—
Excess tax benefits from share-based payment arrangements	2.6	3.4
Share repurchases	(40.0)	(19.9)
Proceeds from exercise of employee stock options	2.4	3.6
Debt issuance costs	—	(0.7)
Other financing activities, net	(0.5)	(0.4)

Net cash provided by (used in) financing activities	7.5	(19.3)

Net increase (decrease) in cash and cash equivalents	(1.2)	(7.4)
Cash and cash equivalents at beginning of year	9.6	17.0

Cash and cash equivalents at end of year	$8.4	$9.6

Popeyes Louisiana Kitchen, Inc. Same-store sales and restaurant count
	12 Weeks Ended		Year Ended
	12/28/14	12/29/13	12/28/14	12/29/13
Same-store sales growth
Company-operated restaurants	6.9%	(0.9)%	5.7%	2.3%

Domestic franchised restaurants	10.8%	0.3%	6.4%	3.6%
Total domestic (company-operated and franchised restaurants)	10.7%	0.3%	6.3%	3.6%
International franchised restaurants	4.0%	4.2%	5.1%	4.7%
Total global system	9.8%	0.8%	6.2%	3.7%

Company-operated restaurants (all domestic)
Restaurants at beginning of period	58	49	53	45
New restaurant openings	7	4	13	9
Permanent closings	—	—	(1)	(1)

Restaurants at end of period	65	53	65	53

Franchised restaurants (domestic)
Restaurants at beginning of period	1,772	1,696	1,716	1,634
New restaurant openings	43	45	108	115
Permanent closings	(4)	(14)	(23)	(27)
Temporary (closings)/re-openings, net	(6)	(11)	4	(6)

Restaurants at end of period	1,805	1,716	1,805	1,716

Franchised restaurants (international)
Restaurants at beginning of period	485	442	456	425
New restaurant openings	28	22	80	70
Permanent closings	(2)	(8)	(29)	(40)
Temporary (closings)/re-openings, net	(2)	—	2	1

Restaurants at end of period	509	456	509	456

Total restaurant count at end of period	2,379	2,225	2,379	2,225

Management’s Use of Non-GAAP Financial Measures

Adjusted earnings per diluted share, operating EBITDA, company-operated restaurant operating profit, free cash flow and consolidated total leverage ratio are non-GAAP financial measures. The Company uses adjusted earnings per diluted share, operating EBITDA, company-operated restaurant operating profit, free cash flow and consolidated total leverage ratio, in addition to net income, operating profit and cash flows from operating activities to assess its performance and believes it is important for investors to be able to evaluate the Company using the same measures used by management. The Company believes these measures are important indicators of its operational strength and the performance of its business. Adjusted earnings per diluted share, operating EBITDA, company-operated restaurant operating profit, free cash flow and consolidated total leverage ratio as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. In addition, adjusted earnings per diluted share, operating EBITDA, company-operated restaurant operating profit, free cash flow and consolidated total leverage ratio: (a) do not represent net income, cash flows from operations or earnings per share as defined by GAAP; (b) are not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered as an alternative to net income, earnings per share, operating profit, cash flows from operating activities or other financial information determined under GAAP.

Adjusted earnings per diluted share: Calculation and Definition

The Company defines adjusted net income for the periods presented as the Company’s reported net income after adjusting for certain non-operating items consisting of the following:

i. other expense (income), net, as follows:

•	fourth quarter 2014 includes $0.9 million in net gain on the sale of assets partially offset by $0.4 million related to executive transition expenses;

•	fourth quarter 2013 includes $0.1 million loss on the disposal of fixed assets;

•	fiscal 2014 includes $2.0 million related to executive transition expenses, $0.2 million on loss of disposals of property and equipment partially offset by $1.0 million in net gain on the sale of assets;

•	fiscal 2013 includes $0.4 million loss on disposals of property and equipment partially offset by $0.1 million in net gain on sale of assets;

ii. for fourth quarter and fiscal 2014, $0.5 million in deferred tax liability on an intangible asset;

iii. for fourth quarter and fiscal 2013, $0.4 million in interest expense from the retirement of the 2010 Credit Facility; and

iv. the tax effect of these adjustments at the effective statutory rates.

Adjusted earnings per diluted share provides the per share effect of adjusted net income on a diluted basis. The following table reconciles on a historical basis for fiscal years 2014 and 2013, the Company’s adjusted earnings per diluted share on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations:

(in millions, except per share data)	Q4 2014	Q4 2013	Fiscal 2014	Fiscal 2013
Net income	$8.8	$7.0	$38.0	$34.1
Other expense (income), net	(0.5)	0.1	1.2	0.3
Interest expense associated with 2010 credit facility retirement	—	0.4	—	0.4
Deferred tax liability adjustment	0.5	—	0.5	—
Tax effect	0.2	(0.2)	(0.5)	$(0.3)

Adjusted net income	$9.0	$7.3	$39.2	$34.5

Adjusted earnings per diluted share	$0.38	$0.30	$1.65	1.43

Weighted average diluted shares outstanding	23.5	24.0	23.8	24.1

Operating EBITDA: Calculation and Definition

The Company defines operating EBITDA as “earnings before interest expense, taxes, depreciation and amortization, and other expenses (income), net.” The following table reconciles on a historical basis for fiscal years 2014 and 2013, the Company’s operating EBITDA on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations. Operating EBITDA margin is defined as operating EBITDA divided by total revenues.

(dollars in millions)	Fiscal 2014	Fiscal 2013
Net income	$38.0	$34.1
Interest expense, net	3.0	3.7
Income tax expense	23.8	20.4
Depreciation and amortization	8.7	6.7
Other expenses (income), net	1.2	0.3

Operating EBITDA	$74.7	$65.2

Total Revenues	$235.6	$206.0

Operating EBITDA margin	31.7%	31.7%

Company-operated restaurant operating profit: Calculation and Definition

The Company defines company-operated restaurant operating profit as sales by company-operated restaurants minus restaurant food, beverages and packaging minus restaurant employee, occupancy and other expenses. The following table reconciles on a historical basis for fiscal years 2014 and 2013, the Company’s company-operated restaurant operating profit to the line item on its consolidated statement of operations entitled sales by company-operated restaurants, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations. Company-operated restaurant operating profit margin is defined as company-operated restaurant operating profit divided by sales by company-operated restaurants.

(dollars in millions)	Fiscal 2014	Fiscal 2013
Sales by company-operated restaurants	$97.2	$78.7
Restaurant food, beverages and packaging	(32.0)	(26.1)
Restaurant employee, occupancy and other expenses	(46.8)	(37.9)

Company-operated restaurant operating profit	$18.4	$14.7

Company-operated restaurant operating profit margin	18.9%	18.7%

Free cash flow: Calculation and Definition

The Company defines free cash flow as net income plus depreciation and amortization plus stock-based compensation expense minus maintenance capital expenditures which includes: for fiscal 2014, $0.6 million in company-operated restaurant reimages, $0.8 million of information technology hardware and software and $2.6 million in other capital assets to maintain, replace and extend the lives of company-operated restaurant and corporate facilities and equipment, and for fiscal 2013, $1.7 million in company-operated restaurant reimages, $0.9 million of information technology hardware and software and $1.1 million in other capital assets to maintain, replace and extend the lives of company-operated restaurant facilities. In 2014, maintenance capital expenditures exclude $20.9 million for the construction of new company-operated restaurants and $2.9 million related to the acquired restaurants in Minnesota and California. In 2013, maintenance capital expenditures exclude $15.5 million for the construction of new company-operated restaurants and $13.6 million related to the acquired restaurants in Minnesota and California.

The following table reconciles on a historical basis for fiscal years 2014 and 2013, the Company’s free cash flow on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations.

(dollars in millions)	Fiscal 2014	Fiscal 2013
Net income	$38.0	$34.1
Depreciation and amortization	8.7	6.7
Stock-based compensation expense	5.3	5.4
Maintenance capital expenditures	(4.0)	(3.7)

Free cash flow	$48.0	$42.5

(1)	The 2013 maintenance capital expenditures have been revised to conform with the current year presentation. Company-operated restaurant reimages expenditures decreased by $0.5 million which increased free cash flow by $0.5 million.

Consolidated Total Leverage Ratio: Calculation and Definition

The Company uses Consolidated Total Leverage Ratio (“total leverage ratio”) to measure compliance with its covenants and borrowing capacity under its 2013 Credit Facility. The Company also believes that its total leverage ratio is a helpful measure for investors to assess its overall debt leverage which affects its ability to refinance its long-term debt as it matures, the cost of existing debt, the capacity to incur additional debt to invest in its strategic initiatives, and the ability to repurchase and retire its common shares.

The Company calculates Consolidated Total Leverage Ratio, in accordance with its 2013 Credit Facility, as the ratio of Consolidated Total Indebtedness divided by Consolidated EBITDA. Consolidated Total Indebtedness is generally defined under the 2013 Credit Facility as total indebtedness reflected on our balance sheet plus outstanding letters of credit. Consolidated EBITDA is defined in the 2013 Credit Facility as earnings before interest expense, taxes, depreciation and amortization, other expenses (income), net, and stock-based compensation expense for the four immediately preceding fiscal quarters.

Set forth below is the calculation of Consolidated Total Leverage Ratio as of December 28, 2014 and December 29, 2013 and the reconciliations of Consolidated Indebtedness and Consolidated EBITDA to their most comparable GAAP measures: current debt maturities and long-term debt, for Consolidated Total Indebtedness, and net income, for Consolidated EBITDA.

	52 weeks ended
(dollars in millions)	12/28/14	12/29/13
Current debt maturities	$0.3	$0.3
Long-term debt	109.6	66.9

Total indebtedness	109.9	67.2
Plus: outstanding letters of credit	0.1	0.9

Consolidated Total Indebtedness	$110.0	$68.1

Net income	$38.0	$34.1
Interest expense, net	3.0	3.7
Income tax expense	23.8	20.4
Depreciation and amortization	8.7	6.7
Other expenses (income), net	1.2	0.3
Stock-based compensation expense	5.3	5.4

Consolidated EBITDA	$80.0	$70.6

Consolidated Total Leverage Ratio	1.4	1.0

Forward-Looking Statement: Certain statements in this Press Release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this Press Release include discussions regarding the Company’s planned implementation of its strategic plan, expectations regarding future growth, planned share repurchases, projections and expectations regarding same-store sales for fiscal 2015 and beyond, expected capital expenditures, guidance for new restaurant openings and closures, effective income tax rate, and the Company’s anticipated 2015 and long-term performance, including projections regarding general and administrative expenses, net earnings per diluted share, and similar statements of belief or expectation regarding future events. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, disruptions in the financial markets, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, general economic conditions, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our credit facility, our ability to comply with the repayment requirements, covenants, tests and restrictions contained in our credit facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, the reliability of our information technology systems and network security, effects of volatile gasoline prices, supply and delivery shortages or interruptions, cyber security risks, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in the Company’s 2014 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.

Contacts

Popeyes Louisiana Kitchen, Inc.

Investor inquiries:

Tony Woodard, 404-459-4585

VP Finance

investor.relations@popeyes.com

or

Media inquiries:

Todd Burke, 404-459-4737

VP Corporate Communications

todd.burke@popeyes.com

Source: Popeyes Louisiana Kitchen, Inc.